Exhibit 99.01

NEWS

Company Contact: Anthony Christon
Chief Financial Officer
Jaclyn, Inc.
(201) 909-6000

JACLYN, INC. ANNOUNCES TERMINATION OF
PURCHASE AND SALE AGREEMENT FOR

FORMER OFFICE AND WAREHOUSE FACILITY

FOR IMMEDIATE RELEASE

West New York, NJ, December 12, 2007....................Jaclyn, Inc. (AMEX:JLN) today announced the termination of a purchase and sale agreement it previously entered into relating to the Company’s former executive offices and warehouse facility, as well as two adjacent lots, located in West New York, New Jersey.

In June 2007, the Company announced it had entered into a purchase and sale agreement to sell its former executive offices and warehouse facility, as well as two adjacent lots, located in West New York, New Jersey. The closing under the purchase and sale agreement was contingent on the proposed purchaser’s receipt of governmental approvals required for the construction of residential, multi-family housing consisting of 150 residential units, as well as a number of other contingencies and conditions. On December 12, 2007, the Company received a notice indicating that the proposed purchaser would not obtain all governmental approvals by the December 15, 2007 deadline required under the purchase and sale agreement and, accordingly, was exercising the proposed purchaser’s right to terminate the purchase and sale agreement.

In light of the termination of the purchase and sale agreement, the Company now intends to evaluate all of its alternatives with regard to its West New York headquarters, including the general marketing of the property.

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

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Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women’s sleepwear, infant’s and children’s apparel, handbags, premiums and related accessories. Our web site is at www.jaclyninc.com.